Exhibit 5.1

June 20, 2024

SenesTech, Inc.

23460 N 19th Ave Suite 110

Phoenix, AZ 85027

Re:	Registration Statement on Form S-3 SenesTech, Inc.

Ladies and Gentlemen:

We have acted as counsel to SenesTech, Inc., a Delaware corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-3 (Registration No. 333-261227) under Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2021 and amended on May 4, 2022 and declared effective on May 6, 2022 (the “Registration Statement”), (ii) the form of prospectus forming a part of the Registration Statement (the “Base Prospectus”), and (iii) the prospectus supplement dated June 20, 2024, to be filed pursuant to Rule 424 promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.001 per share, having a maximum aggregate offering price of up to $1,575,944 (the “Shares”).

The Shares are to be sold pursuant to an At The Market Offering Agreement, dated as of June 20, 2024 (the “ATM Agreement”), by and between the Company and H.C. Wainwright & Co., LLC (the “Agent”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of the Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Amended and Restated Certificate of Incorporation of the Company, as amended;

B. The Amended and Restated Bylaws of the Company, as amended;

C. Resolutions of the Board of Directors of the Company approving, among other things, the issuance of the Shares;

D. The Registration Statement and the Prospectus; and

E. Such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Greenberg Traurig, LLP | Attorneys at Law
2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100
www.gtlaw.com

SenesTech, Inc.

June 20, 2024

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through E above, it is our opinion that the Shares have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the ATM Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement, to the inclusion of this opinion as an Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company, and to the filing of this opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com